PAULSON CAPITAL CORP. REPORTS

SECOND QUARTER 2005 EARNINGS

PORTLAND, OR – August 11, 2005

Paulson Capital Corp. (Nasdaq: PLCC) today reported net earnings for the three months ended June 30, 2005 of $6,072,894 (or $1.94 per share) versus a net loss for the same period in 2004 of $252,357 (or ($0.08) per            share). Revenues for the three months totaled $17,996,110 versus revenues of $4,747,886 for the like period in 2004. For the six months ended June 30, 2005, earnings totaled $8,640,753 (or $2.74 per share) versus $105,255 (or $0.03 per share) for the first six months in 2004. Revenues for that same period totaled $28,130,515 versus revenues of $12,443,638 for the first six months in 2004.

Chester L.F. Paulson, Chairman, stated:

“Second quarter profits can, in great part, be attributed to the significant appreciation in price of two positions in our investment inventory accounts – Charles & Colvard (CTHR) and DayStar Technologies (DSTI). As of June 30, 2005, the firm retained 778,000 shares of CTHR and “B” warrants to purchase 450,000 shares of DayStar. In addition, on that date the Company owned Underwriter’s Warrants to purchase an additional 129,949 units of DayStar. Underwriter Warrants are received as part of the compensation package for investment banking activities. Both CTHR and DSTI are corporate clients.”

Paulson Capital Corp. is the parent company of Paulson Investment Company, Inc., a full service brokerage firm engaged in the purchase and sale of securities from and to the public and for its own account and in investment banking activities.

This release may contain “forward-looking statements” based on current expectations but involving known and unknown risks and uncertainties. Actual results or achievements may be materially different from those expressed or implied.

Paulson Capital Corp.

The Company’s plans and objectives are based on judgments with respect to future conditions in the securities markets as well as general assumptions regarding the economy and competitive environment in the securities industry, which can be volatile and out of our control.

In particular, we make assumptions about our ability to complete corporate finance transactions and increase the volume and size of our securities trading operations, which are difficult or impossible to predict accurately and often beyond the control of the Company. Therefore, there can be no assurance that any forward-looking statement will prove to be accurate.

Contact: Chester L.F. Paulson Chairman — 503-243-6000